Exhibit 99.1

PRESS RELEASE	For Immediate Release Contact: Investor Relations Tel: 281.529.7799
GLOBAL INDUSTRIES, LTD. ANNOUNCES RESULTS
FOR THE SECOND QUARTER OF 2011
Houston, Texas, August 3, 2011 — Global Industries, Ltd. (NASDAQ: GLBL) today announced revenues of $132.9 million for the second quarter of 2011 compared to $121.8 million for the second quarter of 2010. Net loss was $27.2 million, or $0.24 per diluted share, for the second quarter of 2011 compared to net income of $1.4 million, or $0.01 per diluted share, for the second quarter of 2010.
For the six months ended June 30, 2011, the Company reported revenue, net loss and loss per diluted share of $202.9 million, $61.1 million and $0.54, respectively, as compared to revenue, net loss and loss per diluted share of $228.6 million, $20.0 million and $0.18, respectively, for the six months ended June 30, 2010.
Included in the net loss for both the 2011 second quarter and six months ended June 30, 2011 are tax valuation allowances related to foreign tax credits and various deferred tax assets of $15.1 million, or $0.13 cents per diluted share.
Project awards for the second quarter of 2011 were $85.7 million resulting in a backlog at June 30, 2011 of $201.3 million.
Commenting on the second quarter results, Chief Executive Officer John Reed stated, “Our results continue to be affected by the downturn in the marine construction industry and reflect the continued low level of project activity worldwide. We continue to focus on pursuing new project awards and the bidding activity has increased for projects in 2012 and beyond. During the second quarter, the Global 1200 completed its initial project in Dubai, performing above expectations, and is currently mobilized for the U.S. Gulf of Mexico, where we expect to put it to work later in the year. Also, in July, we booked a significant project in Mexico which will utilize the Global 1200, beginning in late 2011 and continuing into 2012.”
The Company also announced that subsequent to the quarter end, it sold a 40% interest in its two Malaysia operating entities to Puncak Oil and Gas Sdn. Bhd. for a combined consideration of $23.6 million, with a one year option to purchase the remaining 60% interest for additional consideration of $35.4 million. As a part of this transaction, the Company reacquired a 30% interest in its Malaysian vessel ownership company from its former Malaysian partner, which comprised a portion of the 40% interest acquired by Puncak Oil and Gas.
A conference call will be held at 9:00 a.m. Central Standard Time on August 4, 2011. Anyone wishing to listen to the conference call may dial 888-677-0183 (domestic) or 1-773-756-0451 (international) and request connection to the “Global Second Quarter Earnings” call. Phone lines will open fifteen minutes prior to the start of the call. The call will also be webcast in real time on the Company’s website at www.globalind.com, where it will also be archived for anytime reference until August 25, 2011.
All individuals listening to the conference call or the replay are reminded that all conference call material is copyrighted by Global and cannot be recorded or rebroadcast without Global’s express written consent.

Global Industries, Ltd. is a leading offshore solutions provider of offshore construction, engineering, project management, and support services including pipeline construction, platform installation and removal, deepwater/SURF installations, IRM, and diving to the oil and gas industry worldwide. The Company’s shares are traded on The NASDAQ Global Select Market under the symbol “GLBL.”
This press release may contain forward-looking information based on current information and expectations of the Company that involve a number of risks, uncertainties, and assumptions. Among the factors that could cause the actual results to differ materially are: industry conditions, prices of crude oil and natural gas, the Company’s ability to obtain and the timing of new projects, changes in competitive factors, and other factors described in the Company’s most recent annual and quarterly reports, including our Annual Report on Form 10-K. Should one or more of these risks or uncertainties materialize, or should the underlying assumptions prove incorrect, actual outcomes could vary materially from those indicated.

Set forth are our Company’s results of operations for the periods indicated.
RESULTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
Revenues	$132,904	$121,768	$202,921	$228,579
Cost of operations	140,214	114,585	231,036	225,645

Gross profit	(7,310)	7,183	(28,115)	2,934
Loss (gain) on asset disposals and impairments	2,254	10,214	(7,025)	10,788
Selling, general and administrative expenses	16,893	17,395	33,833	34,939

Operating income (loss)	(26,457)	(20,426)	(54,923)	(42,793)
Interest income	734	492	1,209	733
Interest expense	(2,448)	(1,756)	(4,983)	(4,659)
Other income (expense), net	223	(579)	1,029	(1,006)

Income (loss) before taxes	(27,948)	(22,269)	(57,668)	(47,725)
Income tax expense (benefits)	(1,102)	(23,675)	2,736	(27,773)

Net income (loss)	(26,846)	1,406	(60,404)	(19,952)
Less: Net income attributable to noncontrolling interest	346	—	714	—

Net income (loss) attributable to Global Industries, Ltd.	$(27,192)	$1,406	$(61,118)	$(19,952)

Earnings (Loss) Per Common Share
Basic	$(0.24)	$0.01	$(0.54)	$(0.18)
Diluted	$(0.24)	$0.01	$(0.54)	$(0.18)

Weighted Average Common Shares Outstanding
Basic	114,289	113,831	114,230	113,595
Diluted	114,289	114,126	114,230	113,595

Other Data
Depreciation and Amortization	$11,933	$12,879	$22,884	$27,954
Backlog at end of period			$201,252	$247,166

In 2010, we began transitioning the operations of our company from a regional structure to a more centralized structure that focuses on global opportunities for our vessels. As a result, effective January 1, 2011, we have restructured our reporting segments from geographic regions to two new project segments: Construction and Installation and Other Offshore Services. This change has been reflected as a retrospective change to the financial information for the three months and six months ended June 30, 2010 presented below. This change did not affect our consolidated results of operations or tax reporting.
Set forth are our Company’s results of operations by reportable segment for the periods indicated.
RESULTS OF OPERATIONS BY REPORTABLE SEGMENT
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
	(In thousands)
Total segment revenues
Construction and Installation	$106,889	$77,961	$161,141	$153,065
Other Offshore Services	26,015	43,807	41,780	75,514

Consolidated revenues	$132,904	$121,768	$202,921	$228,579

Income (loss) before taxes
Construction and Installation	$(18,290)	$(8,886)	$(32,006)	$(23,158)
Other Offshore Services	(3,099)	(6,455)	(12,656)	(8,267)
Corporate	(6,559)	(6,928)	(13,006)	(16,300)

Consolidated income (loss) before taxes	$(27,948)	$(22,269)	$(57,668)	$(47,725)

CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30	December 31
	2011	2010
	(unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$186,675	$349,609
Restricted cash	27,952	4,297
Marketable securities	22,763	—
Accounts receivable — net of allowance of $1,048 for 2011 and $2,767 for 2010	62,529	40,693
Unbilled work on uncompleted contracts	86,119	56,152
Contract costs incurred not yet recognized	14,959	15,052
Deferred income taxes	3,130	4,610
Assets held for sale	1,510	16,719
Prepaid expenses and other	27,950	34,099

Total current assets	433,587	521,231

Property and Equipment, net	822,929	784,719

Other Assets
Marketable securities — long-term	7,173	—
Accounts receivable — long-term	8,687	8,679
Deferred charges, net	22,761	20,429
Other	10,752	8,683

Total other assets	49,373	37,791

Total	$1,305,889	$1,343,741

LIABILITIES AND EQUITY
Current Liabilities
Current maturities of long term debt	$3,960	$3,960
Accounts payable	142,750	109,394
Employee-related liabilities	19,263	17,935
Income taxes payable	20,823	26,618
Accrued anticipated contract loss	292	5,782
Other accrued liabilities	21,456	31,721

Total current liabilities	208,544	195,410

Long-Term Debt	302,180	299,405
Deferred Income Taxes	52,517	49,995
Other Liabilities	21,322	18,242

Commitments and Contingencies	—	—

Equity
Common stock, $0.01 par value, 250,000 shares authorized, and 115,950 and 115,504 shares issued at June 30, 2011 and December 31, 2010, respectively	1,160	1,155
Additional paid-in capital	415,983	414,895
Retained earnings	311,650	372,768
Accumulated other comprehensive loss	(8,822)	(8,770)

Shareholders’ equity—Global Industries, Ltd.	719,971	780,048
Noncontrolling interest	1,355	641

Total equity	721,326	780,689

Total	$1,305,889	$1,343,741

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